FIELDPOINT PETROLEUM ANNOUNCES COMPLETION OF FIRST TRANCHE OF FUNDING

AUSTIN, TX – November 3, 2016– FieldPoint Petroleum Corporation (NYSE/MKT:FPP) today announced that it has completed the first tranche of funding under the previously announced Stock and Mineral Interest Purchase Agreement dated August 12, 2016 (“Purchase Agreement”) with HFT Enterprises, LLC (“HFT”). By Partial Assignment and Assumption Agreement and Consent dated October 24, 2016 (“Partial Assignment”), HFT assigned its right and obligation to purchase the first tranche under the Purchase Agreement to two individual investors.  Pursuant to the Purchase Agreement and Partial Assignment, the Company sold an aggregate of 884,564 shares of common stock at a price of $0.45 per share. HFT has committed under the Purchase Agreement to purchase a second tranche consisting of an additional 884,564 shares of common stock at a price of $0.45 per share on or before December 31, 2016.

All shares of common stock issued and issuable under the Purchase Agreement are “restricted securities” within the meaning of the Securities Act of 1933, as amended, and have been approved for listing on the NYSE MKT exchange. Euro Pacific Capital Inc acted as placement agent and will receive a 5% fee on this transaction.

Phillip Roberson, President and CFO of FieldPoint, said, “As stated before, this is an important step in helping stabilize the Company and moving forward with our plans for growth and maintaining our listing with the NYSE.”

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov)

Contact: Phillip Roberson, President/CFO (512) 579-3563 or proberson@fppcorp.com

   Or Roger Bryant, Executive Chairman (214) 215-9130

   Corporate Headquarters:  609 Castle Ridge Rd, Ste 335, Austin, TX 78746